EXHIBIT 10.33

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

DATED AS OF NOVEMBER 10, 2017

BY AND BETWEEN

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

AND

CARMA THERAPEUTICS INC.

EXHIBIT A	PENN PATENT RIGHTS
EXHIBIT B	CERTAIN FINANCIAL TERMS
EXHIBIT C	KNOW-HOW

APPENDIX I	FORM OF FINANCIAL REPORT
APPENDIX II	CLIENT & BILLING AGREEMENT
APPENDIX III	DEVELOPMENT PLAN
APPENDIX IV	SUBLICENSE DEVELOPMENT REPORT

-i-

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of November 10, 2017 (the “Effective Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and CARMA Therapeutics Inc., a Delaware corporation having a place of business at 3001 Market Street, Ste 140, Philadelphia, PA 19104 (“Licensee”).  Penn and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Penn owns and controls certain innovative technology for modified monocytes, macrophages and dendritic cells expressing chimeric antigen receptors and uses thereof, Penn Ref. [**], as further defined herein, that was developed in the course of research at Penn by Saar Gill and Michael Klichinsky (the “Inventor(s)”);

WHEREAS, Penn filed a provisional patent application on [**] and a PCT application on [**] claiming priority to the provisional patent application covering the technology as set forth in Exhibit A below;

WHEREAS, Penn desires to license, to Licensee, Penn’s intellectual property rights in such technology, in a manner that will benefit the public and best facilitate the distribution of useful products and the utilization of new technology, consistent with Penn’s educational and research missions and goals; and

WHEREAS, Licensee desires to license, from Penn, Penn’s intellectual property rights in such technology, to develop, manufacture and commercialize such technology, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2

“Biosimilar Product” means, with respect to a Product in any country in the Territory, any CARMA product sold by a Third Party not authorized by or on behalf of Licensee, its Affiliates or Sublicensees, that is approved by the applicable Governmental Body in such country pursuant to an abbreviated regulatory approval process that relies on the regulatory approval for a Product for one or more of the same indications as the applicable Product.

1.3

“Biosimilar Product Competition” means, with respect to a Product in a country in the Territory in a given calendar quarter, that, during such calendar quarter, one or more Biosimilar Product(s) is commercially available in such country and such Biosimilar Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in such country of such Product and the Biosimilar Product(s) (based on sales of units of such Product and such Biosimilar Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

1.4

“CARMA” means macrophages, monocytes or dendritic cells comprising a chimeric antigen receptor (CAR), wherein the CAR comprises an antigen binding domain, a transmembrane domain and an intracellular domain of a stimulatory and/or co-stimulatory molecule.

1.5

“Commercially Reasonable Efforts” means the efforts and resources that a similarly situated biotechnology company would use for its own internally discovered technology of similar commercial potential and similar stage of development, the likely timing of the technology’s entry into the market, any patent and other proprietary position.  Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party (itself or with or through its Affiliate(s) and Sublicensee(s)): (a) promptly assign responsibility for such obligation to specific employee(s) or consultants who are accountable for progress and monitor such progress on an on-going basis; (b) set annual objectives for carrying out such obligations; and (c) allocate resources designed to advance progress with respect to such objectives.  For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.6

“Compulsory License” means a compulsory license under Penn Patent Rights obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Product in any country in the Territory.

1.7

“Confidential Information” of a Party, means: (i) information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement; and (ii) the terms of this Agreement; provided that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure by the recipient;
(b)	is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;
(c)	is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or
(d)	is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.
1.8

“Control” or “Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide to, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.9

“Development Plan” means the development plan provided by Licensee to Penn, as amended from time to time, that provides a summary of the activities, and the associated timelines of when such activities shall be conducted (including in reasonable detail the activities that shall be conducted in the calendar year following the submission of such Development Plan to Penn), in order to develop a Product for commercialization through marketing approval thereof.  The initial Development Plan is attached hereto as Appendix III.

1.10	“Diligence Minimums” means the amounts of resources that Licensee is expected to expend in the development of Products as provided in Section 3.3.
1.11

“Field of Use” means use of CARMA, CARMA manufacturing and CARMA cell therapies: (a) for oncology indications (“Oncology Subfield”); or (b) for indications other than oncology indications (“Other Program Subfield”). The subfields described in clauses (a) and (b) above shall together be the “Subfields” and each a “Subfield”.

1.12

“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees, in each case, after all Governmental Approvals have been obtained for such country.

1.13	“FPFD” means, with respect to a clinical trial, the first patient, first dose in such clinical trial.
1.14

“FRA Patent Rights” means the Patent Rights that may be included in Exhibit A after the Effective Date of the Agreement pursuant to Licensee’s exercise of an option set forth in a Funded Research Agreement.

1.15

“Funded Research Agreement” or “FRA” means an agreement between the Parties whereby Licensee funds certain projects to be conducted by Penn or its Affiliates, including that certain Master Sponsored Research Agreement dated as of May 31, 2017 between the Parties.

1.16	“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
1.17

“Governmental Approval” means, with respect to a Product in a country or region, all approvals, licenses, registrations and authorizations of the relevant Governmental Body, if applicable, required for the commercialization of such Product in such country.

1.18

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.19	“Initial Penn Patent Rights” means any Penn Patent Rights that are included in Exhibit A as of the Effective Date.
1.20

“Know-How” means any know-how, technical information, data, methods and other information: (a) developed or generated in the laboratory of Saar Gill or under an FRA; (b) that is necessary for the development, commercialization, application, use or practice, as applicable, of the Penn Patent Rights or FRA Patent Rights or any Product; (c) Controlled by Penn; and (d) listed in Exhibit C to this Agreement as may be amended by the Parties to include know-how, technical information, data, methods and other information, including but not limited to such know-how, technical information, data, methods and other information contained in laboratory notebooks, laboratory reports, laboratory presentations and protocols, generated prior to the Effective Date and/or under a Funded Research Agreement and meets the conditions of 1.20 (a)-(c) above.

1.21	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.22

“Net Sales” means the gross consideration invoiced or received by Licensee or any of its Affiliates or Sublicensees for Sales of Product (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary and solely related to the Sale of the Product(s):

[**].

Sales or transfers between or among Licensee and its Affiliates and Sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or Sublicensees are end users, but Net Sales shall include the subsequent final Sales to Third Parties by such Affiliates or Sublicensees.

For further clarity, a Sale excludes any Product supplied at or below cost: (a) for use in clinical trials; (b) for research or for other non-commercial uses; or (c) as part of a compassionate use program (or similar program for providing Product before it has received marketing approval in a country), provided that, the amounts described in the foregoing clauses (b) and (c) (determined on an annual basis) in excess of [**] percent ([**]%) of Sales in any calendar year commencing after the [**] anniversary of the First Commercial Sale of such Product, shall not be deductible from Sales unless Penn has approved such uses, such approval not to be unreasonably withheld.

[**].

1.23

“Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: issued patents and pending patent applications, including inventor's certificates, substitutions, extensions, confirmations, reissues, re-examinations, renewals or any like governmental grant for protection of inventions, and any extensions for any of the foregoing.

1.24

“Penn Patent Rights” means (a) the Patent Rights listed in Exhibit A Controlled by Penn as of the Effective Date, which may be amended from time to time after the Effective Date by the Parties to include FRA Patent Rights, to the extent such rights are Controlled by Penn and, in such event, such included FRA Patent Rights shall thereupon become Penn Patent Rights, subject to the terms of the FRA; (b) any issued patents or patent applications arising out of the Patent Rights listed in Exhibit A, including, but not limited to, any continuations, provisionals, continued prosecution applications, substitutions, extensions, term restorations and adjustments, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisionals, but excluding continuations-in-part except to the extent of claims entirely supported by the specification and entitled to the priority date of the parent application; and (c) any corresponding foreign counterparts to the foregoing. Notwithstanding the above, following such time as a Penn Patent Right becomes a Carve-Out Patent Right, the Penn Patent Rights shall not include such Carve-Out Patent Right.

1.25

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.26	“Primary Target” means the protein, including all its isoforms, containing the epitope for which a Product has highest binding affinity.
1.27

“Product” means any: (a) process, service or method covered by a Valid Claim or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim (“Method”); (b) process, service, method, article, composition, formulation, apparatus, substance, chemical, compound, protein, peptide, oligonucleotide, DNA, RNA, cell or any other material, or use thereof, covered by a Valid Claim or whose manufacture, import, use offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim; (c) process, service, method, article, composition, formulation, apparatus, substance, chemical, compound, protein, peptide, oligonucleotide, DNA, RNA, cell or any other material made, used or sold by or utilizing or practicing a Method; or (d) process, service, method, article, composition, formulation, apparatus, substance, chemical, compound, protein, peptide, oligonucleotide, DNA, RNA, cell or any other material, or use thereof, that incorporates or makes use of or is made through use of Know-How.

1.28

“Sale” means any transaction for which consideration is received or expected by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a Product to or for the benefit of a Third Party.  For clarity, sale, use, lease, transfer or other disposition of a Product by Licensee or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a Sale.

1.29	“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 2.4.
1.30

“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense, Penn Patent Rights or Product.  For clarity, a development agreement or distribution agreement for a Product is a Sublicense Document.

1.31

“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.

1.32	“Territory” means worldwide.
1.33	“Third Party” means any Person other than Penn, Licensee or any of their respective Affiliates.
1.34	“United States” or “US” means the United States of America, its territories and possessions.

1.35	“USD” or “$” means the lawful currency of the United States of America.
1.36

“Valid Claim” means a claim of: (a) an issued and unexpired patent in Penn Patent Rights  which claim has not been revoked or held unenforceable or invalid by a decision of a court of governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application that is included in Penn Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.37	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:
Defined Term	Section
Advance Payment	5.2.3
Agreement	Preamble
Bankruptcy Action	8.3.3
BLA	3.3.6
Carve-Out Patent Rights	5.1.2
Effective Date	Preamble
EU	3.1.2
Excess Resources	3.3.1
Financial Report	4.6
Funding Commitment	3.4.3
Historic Patent Costs	5.2.1
Infringement Notice	5.4.1
Inventor(s)	Recitals
License	2.1
Licensee	Preamble
BLA	4.1
Method	1.27
Milestone	4.2.1
Milestone Payment	4.2.1
Minimum Annual Royalty	4.3.7
NDA	3.3.6
Oncology Subfield	1.11
Ongoing Patent Costs	5.2.2
Other Program Subfield	1.11
Parties	Preamble
Party	Preamble
Patent Costs	5.2.1
Patent Counsel	5.1.1
Patent Termination Notice	5.3
Penn	Preamble
Penn Indemnitees	7.1.1
Penn Sublicense Income	4.4
Product Bundle	1.22.6
Progress Reports	3.4.1

Pro Rata Share	5.2.2
Prosecution Request	5.1.2
Royalty	4.3.1
Royalty Term	4.3.1
SDR	2.4.4
Subfield or Subfields	1.11
Sublicense	2.4.1
Sublicense Income	4.4
Term	8.1
Third Party Requestor	3.3.2

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1

Grant of License.  Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee: (a) an exclusive, worldwide, royalty-bearing (during the applicable Royalty Term) right and license (with the right to sublicense as provided in, and subject to, the provisions of Section 2.4) under Penn Patent Rights to make, have made, use, sell, offer for sale, import and have imported Product(s) in the Field of Use during the Term; and (b) a non-exclusive worldwide, royalty-bearing (during the applicable Royalty Term) right and license, with the limited right to sublicense only in combination with Product(s) or the Penn Patent Rights, under Know-How to make, have made, use, sell, offer for sale, import and have imported Products in the Field of Use (the “License”).

2.2

Retained Rights.  Notwithstanding the License, Penn retains the right under Penn Patent Rights to: (a) conduct research and non-commercial clinical patient care activities itself and (b) authorize non-commercial Third Parties to conduct research and non-commercial clinical patient care activities for themselves.

2.3

U.S. Government Rights.  The License is expressly subject to all applicable provisions of any license to the United States Government executed by Penn and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States. In the event that Licensee believes in good faith that substantial manufacture of such product is not commercially feasible in the United States and makes a request to Penn in writing to assist in obtaining a waiver of such requirement from the United States Government, then Penn shall, at the expense of Licensee, use reasonable efforts to assist in obtaining such waiver.

2.4	Grant of Sublicense by Licensee.
2.4.1

Penn grants to Licensee the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 2.4.  The term Sublicense shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.

2.4.2

All Sublicenses will be: (a) issued in writing; (b) to the extent applicable, include all of the rights of Penn and require the performance of obligations due to Penn (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement; and (c) shall include no less than the following terms and conditions:

(a)

Reasonable record keeping, audit and reporting obligations sufficient to enable Licensee and Penn to reasonably verify the payments due to Licensee and Penn under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Product(s), provided that such obligations shall be no less stringent that those provided in this Agreement for Licensee.

(b)

Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Section 5.4.

(c)	Confidentiality provisions with respect to Confidential Information of Penn substantially consistent with the restrictions on Licensee in Section 5.6 of this Agreement.
(d)	Covenants by Sublicensee that are equivalent to those made by Licensee in Section 6.4.

(e)	A requirement of indemnification of Penn by Sublicensee that is equivalent to the indemnification of Penn by Licensee under Section 7.1 of this Agreement.
(f)

A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 7.2 of this Agreement, including coverage under such insurance of Penn as provided in Section 7.2.

(g)	Restriction on use of Penn’s names etc. consistent with Section 9.4 of this Agreement.
(h)	A requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 9.5 of this Agreement.
(i)

A requirement that, in the event Penn provides written notice to Licensee that a Sublicensee has materially failed to perform one or more obligations in the portion of any Sublicense Document relating to the Penn Patent Rights or Know-How where the Sublicensee’s failure to perform adversely affects the interests of Penn protected by the Sublicense Document, and Licensee fails to address such failure in a commercially reasonable manner after reasonable notice thereof, then Penn shall be considered as a third party beneficiary of such Sublicense for the purpose of enforcing such obligation(s) against the Sublicensee.

Any Sublicense that does not include all of the terms and conditions set forth in this Section 2.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 2.4, shall be considered null and void with no further notice from Penn.

2.4.3

Within [**] after of the execution of a Sublicense Document to which Licensee or any Affiliate of Licensee is a party, Licensee shall provide [**] copy of such Sublicense Document to Penn, in which copy financial terms may be redacted only to the extent that such financial terms would not be required for Penn to determine amounts owed to Penn under such Sublicense Document, in the English Language.  Penn’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Penn or obligation of Licensee under this Agreement.

2.4.4	Licensee shall provide an annual sublicense development report on or before [**] of each year during the Term (“SDR”) a form of which is attached hereto as Appendix IV.
2.5

No Implied License.  Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted.  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.  All rights with respect to any know-how, patent or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 3

DILIGENCE

3.1	Development Plan.
3.1.1	The initial Development Plan is attached hereto and made a part hereof as Appendix III.
3.1.2

No later than [**] of each calendar year during the Term, Licensee shall submit an updated Development Plan, which shall be updated annually and may be amended from time to time as necessary in order to accommodate any unforeseen technical, regulatory or other delays concerning Product development, provided that such updated and/or amended Development Plan for a given Product shall not be due after the First Commercial Sale of that Product in the United States or the European Union (“EU”).

3.1.3

The Development Plan shall include: (i) a timeline and budget for detailed activities to be conducted concerning Product development for at least [**] in each Subfield (with the Development Plans for 2019 and calendar years thereafter to provide for Product development in the Other Program Subfield); (ii) non-refundable, non-creditable funding commitments to Penn to fund mutually agreed upon projects, including but not limited to, research in the laboratory of Dr. Saar Gill, Product development, clinical trials, cell manufacturing or other activities for the purpose of developing Products; and (iii)  an outline of the plan to progress at least [**] in each Subfield to regulatory approval and sale.

3.1.4

Subject to the terms and conditions of this Agreement, Licensee (together with its Affiliates and Sublicensees) shall have sole decision-making authority over the development, manufacture and commercialization of Products, including when and whether to seek regulatory approvals therefor.

3.2	General Diligence.
3.2.1

Licensee shall use Commercially Reasonable Efforts to develop at least [**] in each Subfield (for clarity, at least [**] in the Oncology Subfield and at least [**] for an indication in the Other Program Subfield).

3.2.2	Licensee shall raise at least $[**] in equity or other financing within [**] of the Effective Date (including amounts raised prior to the Effective Date).

3.3	Diligence Minimums.
3.3.1

On a Subfield-by-Subfield basis, until the First Commercial Sale of the first Product in such Subfield in a country of the Territory, Licensee will expend resources in accordance with the Development Plan toward the development and commercialization of at least [**] in such Subfield in amounts not less than the applicable Diligence Minimum amount specified in Table I below in each 12-month period following the Effective Date.  For such purposes, FRA funding provided prior to the Effective Date shall count toward the Diligence Minimum amount specified in Table I below for Resources Expended by the First Anniversary.  If Licensee’s expenditures for development and commercialization of Product(s) in a Subfield in any such 12-month period exceed the applicable amount specified in Table I (“Excess Resources”), then Licensee may apply such Excess Resources solely to the immediately following year’s Diligence Minimum obligation for such Subfield. If Licensee’s expenditures for development and commercialization of Products in a Subfield in any such 12-month period do not meet or exceed the applicable Diligence Minimum obligation for such period, then Licensee may elect to pay to Penn the shortfall amount the first time such Diligence Minimum obligation is missed for a Subfield in order to maintain its exclusive license with respect to such Subfield.  If Licensee does not elect to pay to Penn the shortfall amount the first time such Diligence Minimum obligation is missed for a Subfield or if Licensee misses more than one Diligence Minimum obligation for a Subfield, the License to the Initial Penn Patent Rights with respect to such Subfield will become non-exclusive, provided that, if Licensee retains its exclusive license in the other Subfield following such conversion to non-exclusive, Licensee shall retain its exclusive license for both Subfields with respect to: (i) any individual Products (and any compositions of matter comprised by such Products) that are described in the then current Development Plan and for which Licensee has demonstrated Primary Target-specific activity in a relevant assay; and (ii) any additional Products directed to the Primary Target of such Product.

TABLE I
DILIGENCE MINIMUM FOR:	Resources Expended by [**] Anniversary	Resources Expended by [**] Anniversary	Resources Expended by [**] Anniversary and each Anniversary Thereafter until First Commercial Sale
Oncology Subfield	[**]	[**]	[**]
Other Program Subfield	[**]	[**]	[**]
Total	[**]	[**]	[**]

3.3.2

In accordance with and subject to Section 3.3.1, in the event the License to the Initial Penn Patent Rights in a Subfield becomes non-exclusive, Penn may market the Initial Penn Patent Rights for such Subfield to Third Parties on a non-exclusive basis. If Penn receives a request to license the Initial Penn Patent Rights to a Third Party (“Third Party Requestor”) for such Subfield, Penn shall notify Licensee of such sublicensing interest, and Licensee shall work diligently with such Third Party Requestor to non-exclusively license such requested rights to the Third Party Requestor on commercially reasonable terms.  If Licensee and such Third Party Requestor are unable to complete a Sublicense Document within [**] after Penn notifies Licensee of such sublicensing interest, Penn may non-exclusively license such Initial Penn Patent Rights in such Subfield to the Third Party Requestor under terms no more favorable to the Third Party Requestor than those granted to Licensee in this Agreement, including but not limited to terms related to milestone and royalty payments.

3.3.3

The initial focus of Licensee’s development efforts shall be in the Oncology Subfield.  In the Development Plan for 2019, Licensee shall provide a preliminary assessment of the use of the licensed technology in at least one indication in the Other Program Subfield, which assessment shall address technical feasibility, probability of technical success, regulatory pathway and/or commercial opportunity among other factors.  As reflected in Table I above, Licensee shall spend at least $[**] in conducting research in support of such assessment, including in conducting discovery research, market research and/or the generation of other supporting information, and such amount shall be considered toward Licensee’s Diligence Minimum obligation for the [**] anniversary for the Other Program Subfield.

3.3.4

Licensee may satisfy up to [**] percent ([**]%) of its Diligence Minimum obligations for the Other Program Subfield in each 12-month period set forth in Table I above by applying resources to general CARMA platform research and development activities.

3.3.5

For purposes of determining Licensee’s satisfaction of its Diligence Minimum obligations set forth in Table I and Section 3.3.4 above, the aggregate resources expended by Licensee, its Affiliates and its Sublicensees shall be counted.

3.3.6

Penn shall provide reasonable cooperation requested by Licensee, at Licensee’s expense, regarding Licensee’s interactions with any regulatory agencies, including the U.S. Food and Drug Administration and the European Medicines Agency, in all matters regarding any pre-IND, Biologics License Application (“BLA”) and/or New Drug Application (“NDA”) studies and clinical trial(s).

3.4	Progress Reports.
3.4.1

During the period specified in Section 3.1.2, Licensee on a [**] basis, but in no event later than [**] and [**] of each calendar year, shall submit to Penn a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) achievements and activities under the Development Plans and such progress reports shall include the actual dollar amount spent in support of the Development Plans for the applicable calendar year.

3.4.2	Each Progress Report will include the following for each [**] period as applicable:
(a)	Summary of work completed, including against the Development Plan for such period;
(b)	Key scientific discoveries;

(c)	Summary of work in progress;
(d)	Plans for the market introduction of Product(s) following regulatory approval;
(e)	A summary of resources (dollar value) spent in the reporting period;
(f)	An updated SDR listing of any and all Sublicenses granted by Licensee;
(g)

The names and addresses of all Sublicensees to which Licensee has granted a Sublicense, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicensee; and

(h)	Number of Licensee employees.
3.4.3

Sponsored Research.  Within [**] following the execution of this Agreement, Licensee, its Affiliates or Sublicensees shall provide $[**] in committed, non-refundable, non-creditable funding (“Funding Commitment”) to Penn under FRA(s) executed by the Parties to fund mutually agreed projects, including but not limited to, research, Product development, clinical trials, cell manufacturing or other activities for the purpose of developing Product(s). No less than $[**], in the aggregate, of the Funding Commitment shall be provided to Penn within [**] following the execution of this Agreement.  For such purposes, the FRA funding provided by Licensee to Penn prior to the Effective Date shall count toward the Funding Commitment for such first [**].  The Funding Commitment shall be subject to the terms of the FRAs and such funding shall be used by Penn in accordance with the FRAs to conduct the activities set forth in the Development Plan for the then current contract year. The FRAs may be amended from time to time by mutual agreement of the Parties as necessary in order to accommodate any unforeseen technical, regulatory or other delays concerning Product development.  Notwithstanding the above, in the event Penn is unwilling or unable to conduct one or more activities set forth in the Development Plan, then the Parties will discuss and negotiate in good faith amending the amounts of the Funding Commitment and the timeframe for Licensee to provide the Funding Commitment.

ARTICLE 4

FINANCIAL PROVISIONS

4.1

License Maintenance Fee.  As consideration for the License, Licensee will pay a non-refundable, non-creditable annual maintenance fee of $[**] per year (“Maintenance Fee”) payable on or before the [**] and [**] anniversary of the Effective Date.  Such annual Maintenance Fee shall increase to $[**] per year beginning with the [**] anniversary of the Effective Date.  The annual Maintenance Fee obligation shall terminate upon Licensee’s first payment of a Royalty.  For clarity, the Maintenance Fee is not an advance against Royalties due to Penn or any other amounts due to Penn.

4.2	Milestone Payments.
4.2.1

As additional consideration for the License, subject to Section 4.2.2 below, Licensee will pay Penn the milestone payments (each, a “Milestone Payment”) provided in Exhibit B attached hereto for each Product to achieve the corresponding milestone (each, a “Milestone”), whether achieved by Licensee or an Affiliate or Sublicensee.  Licensee shall promptly notify Penn in writing of the achievement of any such Milestone and Licensee shall pay Penn in full the corresponding Milestone Payment within [**] of such achievement or, with respect to sales milestones, when Royalties are paid for the applicable calendar quarter in which the Milestone is achieved.  For clarity, each Milestone Payment is non-refundable and non-creditable against Royalties due to Penn or any other amounts due to Penn.

4.2.2

The Milestone Payments set forth on Exhibit B shall be reduced by [**] percent ([**]%) for the [**] Product directed to a given Primary Target that achieves a Milestone previously achieved by a Product directed to the same Primary Target. Milestone Payments shall be waived for the [**] Product directed to a given Primary Target that achieves a Milestone previously achieved by [**] Products directed to such target.

4.2.3

With the exception of the Milestones owed for “[**]” and “[**]” set forth on Exhibit B, each time a Milestone is achieved, then any Milestone Payments with respect to earlier Milestones that have not yet been paid for such Product shall be due and payable together with the triggered Milestone irrespective of whether such earlier Milestone was actually achieved.

4.2.4

For clarity, Milestone Payments are due and payable, when the corresponding Milestone is achieved, as to Products, even if such Milestone Payments become payable with respect to activities that are exempted from infringement liability in accordance with Section 271(e)(1) of the United States Patent Act or comparable provisions of laws in other jurisdictions.

4.3	Royalties.
4.3.1

As further consideration for the License, Licensee shall pay to Penn on a quarterly basis a non-refundable and non-creditable Royalty on a Product-by-Product basis, until the later of: (a) the expiration of the last to expire Valid Claim covering such Product in the country of sale or in the country of manufacture; provided that, Royalties shall not be payable on claims that remain pending without issuing more than seven (7) years after the national phase filing date for the applicable patent application; provided further that, if such a pending claim later issues, Royalties shall be reinstated and, if not previously paid, become due retroactively; or (b) the expiration of regulatory exclusivity covering such Product granted by a regulatory authority (e.g. FDA, EMA or any corresponding national or regional regulatory authority) in the country of sale (“Royalty Term”), on Net Sales of the applicable Product in the applicable country (“Royalty”) as follows:

Royalty Rate (% of Net Sales of Product)	For Portion of Annual Net Sales
[**]%	< $[**]
[**]%	$[**] to $[**]
[**]%	$[**] to $[**]
[**]%	> $[**]

4.3.2

For a particular Product in a particular country on a country-by-country basis, during any period during the Royalty Term if [**] or more Biosimilar Product(s) with respect to such Product receives regulatory approval in such country and such approval results in Biosimilar Product Competition with respect to such Product in such country, then the applicable Royalty under this Section 4.3 shall be reduced by [**] percent ([**]%) for such Product in such country.

4.3.3

Notwithstanding anything in this Section 4.4, in the event that Penn or Licensee receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party.  If any Third Party obtains a Compulsory License in any country, then Penn or Licensee (whoever has first notice) shall promptly notify the other Party.  Thereafter, as of the date the Third Party obtained such Compulsory License in such country, the royalty rate payable under this Section 4.3 to Penn for Net Sales in such country will be adjusted to equal any lower royalty rate granted to such Third Party for such country with respect to the Sales of such Product therein.

4.3.4

If Licensee, its Affiliates or its Sublicensees are required to pay license fees or royalties to one or more Third Parties in order to commercialize a Product in a jurisdiction without infringing the intellectual property rights of Third Party(ies), the Royalty otherwise due to Penn shall be reduced by [**] percent ([**]%) of the amount of royalties and license fees paid to such Third Party(ies), provided that in no event shall the royalty due to Penn be reduced to less than [**] percent ([**]%) of the percentage Royalty rate otherwise payable on Net Sales of such Product in such jurisdiction.

4.3.5

Notwithstanding the foregoing, under no circumstances shall Royalty reductions resulting from Third Party royalties and license fees or from Biosimilar Product Competition reduce the Royalty due to Penn to less than [**] percent ([**]%) of Net Sales.

4.3.6	Licensee must pay Royalties owed to Penn on a calendar quarter basis on or before the following dates:
(a)	[**] for any Sales that took place on or before the last day of the calendar quarter ending December 31, of the prior year;
(b)	[**] for any Sales that took place on or before the last day of the calendar quarter ending March 31 of such calendar year;
(c)	[**] for any Sales that took place on or before the last day of the calendar quarter ending June 30 of such calendar year; and
(d)	[**] for any Sales that took place on or before the last day of the calendar quarter ending September 30 of such calendar year.
4.3.7

Licensee shall pay to Penn a minimum annual royalty (“Minimum Annual Royalty”) of $[**] on or before [**] of each calendar year after the year in which a First Commercial Sale of the first Product occurred in the first country in the Territory.  Licensee will pay the Minimum Annual Royalty on or before [**] of each calendar year in which it is due, and such Minimum Annual Royalty shall be credited toward Royalties that become payable solely for such Product on Net Sales thereof during such calendar year.

4.4

Penn Sublicense Income.  Licensee will pay to Penn a percentage of any one-time up-front lump-sum payments, milestone payments or other consideration (except for royalty payments and [**]) received by Licensee or its Affiliates from a Third Party Sublicensee in consideration for the grant of a Sublicense under any Penn Patent Rights (“Sublicense Income”), which payment amount to Penn shall be as provided in Exhibit B attached hereto (“Penn Sublicense Income”).  [**].  In cases where any Penn Patent Right is sublicensed in combination with any non-Penn Patent Right, the obligation to pay a percentage of Sublicense Income will not apply to the portion of up-front lump-sum payments, milestone payments or other consideration reasonably allocated to the pro-rata contribution of the non-Penn Patent Right as reasonably determined by the Parties in good faith. Licensee will make such payment to Penn on or before the following dates:

4.4.1	[**] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending December 31, of the prior year;
4.4.2	[**] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending March 31 of such calendar year;
4.4.3	[**] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending June 30 of such calendar year; and
4.4.4	[**] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending September 30 of such calendar year.
4.5

Mode of Payment and Currency.  All payments to Penn hereunder shall be made by deposit of USD in the requisite amount to the “The Trustees of the University of Pennsylvania” and will be made by delivery to any one of the following:

By ACH/Wire:	By Check (direct mail):	By Check (lockbox):
[**]	The Trustees of the	The Trustees of the
University of Pennsylvania
	c/o Penn Center for Innovation	c/o Penn Center for Innovation
	Attention: [**]	PO Box [**]
Philadelphia, PA 19178-5546
3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283

Payments under this Agreement shall be made in USD.  All Royalties payable shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD.  The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal for the last business day of each month in the calendar quarter for such Royalty payment made.

4.6

Royalty and Penn Sublicense Income Reports.  Within [**] after the end of each calendar quarter (i.e. [**]), Licensee shall deliver to Penn a report (“Financial Report”) setting out all details necessary to calculate the Royalty and Penn Sublicense Income due under this Article 4 for such calendar quarter, including:

4.6.1	Number of each Product sold by Licensee, its Affiliates and Sublicensees in each country, the corresponding name of each such Product;

4.6.2	Gross sales and Net Sales of each Product made by Licensee, its Affiliates and Sublicensees;
4.6.3	Royalties (as reduced by applicable Minimum Annual Royalties);
4.6.4	Sublicense Income and the calculation of Penn Sublicense Income (if any);
4.6.5	The method and currency exchange rates (if any) used to calculate the Royalties and Penn Sublicense Income;
4.6.6	A summary of deductions by deduction category and the aggregate dollar value thereof that were taken to calculate Net Sales;
4.6.7	A list of all countries in which Product is being manufactured (on a Product-by-Product basis); and
4.6.8	Date of First Commercial Sale in the United States or the EU (this need only be reported in the first royalty report following such First Commercial Sale in the United States or the EU).

Each Financial Report shall be in the form of the sample report attached hereto as Appendix I.

4.7

Late Payments.  In addition to any other remedies available to Penn, including the right to terminate this Agreement, any failure by Licensee to make a payment within [**] after the date when due (or, if the amount of a payment is disputed in good faith, the date when the amount due is finally determined) shall obligate Licensee to pay interest, the interest period commencing on the due date and ending on the actual payment date, to Penn at a rate per annum equal to [**] percent ([**]%) per month, or the highest rate allowed by Law, whichever is lower.

4.8

Default Payment.  In the event of default in payment of any payment owing to Penn under the terms of this Agreement (other than a good faith dispute by Licensee of the amount of a payment), if it becomes necessary for Penn to undertake legal action to collect said payment, Licensee shall pay reasonable, documented legal fees and costs incurred in connection therewith.

4.9	Accounting. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.
4.10

Books and Records.  Licensee will keep accurate books and records of all Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Licensee that involve Penn Patent Rights.  Licensee will preserve these books and records for at least [**] from the date of the Financial Report to which they pertain.  Upon reasonable notice, key personnel, books and records will be made reasonably available and will be open to examination by representatives or agents of Penn during regular office hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement, provided that Licensee shall not have an obligation to provide access more than [**] with respect to any given Financial Report period or more than [**] period.

4.11

Audits.  In addition to the right of Penn to examine the books and records and interview key personnel as provided in Section 4.10 above, Penn, at its own cost, through an independent auditor reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Penn), may inspect and audit the relevant records of Licensee pertaining to the calculation of any Milestones, Royalties and Penn Sublicense Income due to Penn under this Agreement.  Licensee shall provide such auditors with access to the records during reasonable business hours.  Such access need not be given to any such set of records more often than [**] or more than [**] after the date of any report to be audited.  Penn shall provide Licensee with written notice of its election to inspect and audit the records related to the Milestones, Royalties or Penn Sublicense Income due hereunder not less than [**] prior to the proposed date of review of Licensee’s records by Penn’s auditors.  Should the auditor find any underpayment of Milestones, Royalties or Penn Sublicense Income by Licensee, Licensee shall: (a) promptly pay Penn the amount of such underpayment; and (b) shall reimburse Penn for the reasonable cost of the audit, if such underpayment equals or exceeds the higher of (i) [**] United States dollars ($[**]) or (ii) [**] percent ([**]%) of Milestones, Royalties or Penn Sublicense Income paid during the time period audited; and (c) provide such auditors with an audit right exercisable within [**] after Penn receives the audit report.  If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future Milestones, Royalties or Penn Sublicense Income due to Penn by Licensee or, if no such future Milestones, Royalties or Penn Sublicense Income are payable, then Penn shall refund the overpayment to Licensee within [**] after Penn receives the audit report.  Licensee may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Penn; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.

4.12	Taxes. All payments made by Licensee to Penn under the Agreement shall be made free and clear of and without any deduction for or on account of any Taxes on or with respect to such payments.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1	Patent Filing Prosecution and Maintenance.
5.1.1

Penn Patent Rights and FRA Patent Rights will be held in the name of Penn and obtained with counsel selected by Penn and reasonably acceptable to Licensee (“Patent Counsel”).  Penn shall control all actions and decisions with respect to the filing, prosecution and maintenance of Penn Patent Rights, will instruct Patent Counsel to provide a copy of all relevant documents and correspondence related to the Penn Patent Rights, and will direct Patent Counsel to reasonably consider any reasonable comments, advice or suggestions by Licensee with respect to same.  Penn will instruct Patent Counsel to copy Licensee on all correspondence related to Penn Patent Rights (including, but not limited to, copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Licensee with respect to the preparation, filing, prosecution and maintenance of Penn Patent Rights.  Penn has the right to take action to preserve rights and minimize cost whether or not Licensee has commented, and will use reasonable efforts to not allow any Penn Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without Licensee’s written authorization under this Agreement, except for filing of continuations, divisionals, or the like that substitute for the lapsed application, provided that, Penn shall have no requirement to file, prosecute, or maintain Penn Patent Rights if Licensee is not current with the Patent Cost obligations as set forth in this Agreement. For the purposes of this Agreement, “maintenance” of the Penn Patent Rights includes inter partes patent review and post grant review proceedings before the USPTO or a similar patent administration outside the US.  For further clarity, validity challenges raised in infringement litigation will be handled per Section 5.4, Infringement.

5.1.2

Licensee has the right to request a country or jurisdiction filing via a written request to Penn at least [**] prior to the deadline set by the patent office in the territory in which filing is to take place (“Prosecution Request”), provided that the Parties will use good faith efforts to communicate regarding such deadlines in order to ensure that filings are made where Licensee desires them to be made.  Provided that Penn or Patent Counsel has notified Licensee of such deadline in writing at least [**] in advance of such deadline, the absence of a given Prosecution Request by such deadline will be considered an election not to secure the Patent Rights associated with the specific phase of patent prosecution in such country or jurisdiction, and such patent application(s) and patent(s) (“Carve-Out Patent Rights”) will cease to be part of the Penn Patent Rights and therefore cease to be subject to this Agreement, including the License, and Licensee will have no further rights or license thereto.

5.1.3

If, and during such time that: (i) Licensee is the only party to which Penn Patent Rights have been licensed by Penn; (ii) there are no unpaid Historic Patent Costs or Ongoing Patent Costs; and (iii) Licensee requests to manage the filing, prosecution and maintenance of Penn Patent Rights, then Penn and Licensee will use reasonable efforts to enter into a mutually agreeable Client and Billing Agreement with Patent Counsel in substantially the form attached hereto as Appendix II, which agreement upon execution shall, determine the management of Penn Patent Rights, in lieu of Section 5.1.1, provided that upon the termination of such agreement, the management of Penn Patent Rights shall be in accordance with Section 5.1.1.

5.2	Patent Costs.
5.2.1

Within [**] of the Effective Date, Licensee will reimburse Penn for all documented, previously unpaid out-of pocket costs for the filing, prosecution and maintenance of Penn Patent Rights, including all accrued attorney fees, expenses, official and filing fees (“Patent Costs”), incurred by Penn prior to the Effective Date (“Historic Patent Costs”), provided that Penn submits a detailed invoice for such Patent Costs to Licensee and such amount shall not exceed $[**].

5.2.2

Licensee will bear a Pro Rata Share of all Patent Costs for Penn Patent Rights incurred during the Term (“Ongoing Patent Costs”).  The “Pro Rata Share” will be calculated by dividing total Ongoing Patent Costs by the total number of commercial licensees for the Penn Patent Rights at the time the expenses are incurred, if applicable.

5.2.3

At any time, at Penn’s request, Licensee shall pay in advance the Patent Counsel’s estimated costs for undertaking material patent actions before Penn authorizes the Patent Counsel to proceed (“Advance Payment”).  Notwithstanding whether Licensee makes an Advance Payment for any patent action, Licensee shall bear its share of all Patent Costs incurred during the Term and shall pay such amounts within [**] of receipt of detailed invoices for such Patent Costs. For clarity, the term “Patent Costs” means and includes Historic Patent Costs and Ongoing Patent Costs. For clarity, this Section 5.2.3 shall not apply during any period during the Term where a Client and Billing Agreement is in effect.

5.3

Termination of Rights in, and Obligations with respect to, Certain Penn Patent Rights .  In the event Licensee elects not to reimburse Penn for any such Patent Costs on a patent-by-patent and country-by-country or jurisdiction-by jurisdiction basis, then Penn, may prepare, file, prosecute and maintain such patents and/or patent applications at its sole discretion and expense.  In such case, such patents and/or patent applications will no longer be subject to this Agreement, including the License, and Licensee will have no further rights or license to them.  In addition, Licensee may terminate its rights in, and obligations with respect to any or all of Penn Patent Rights on a patent-by-patent and country-by-country or jurisdiction-by-jurisdiction basis by providing written notice to Penn (“Patent Termination Notice”).  Termination of Licensee’s rights in and obligation with respect to such Patent Right will be effective [**] after receipt of such Patent Termination Notice by Penn.  Penn will use reasonable efforts to curtail such Patent Costs chargeable to Licensee under this Agreement after the receipt of the Patent Termination Notice is received.  Penn may continue prosecution and maintenance of such Penn Patent Rights at its sole discretion and expense, and such Penn Patent Rights will then be deemed to be Carve-Out Patent Rights and will no longer be subject to this Agreement, including the License, and Licensee will have no further rights or license to them.

5.4	Infringement.
5.4.1

If either Party believes that an infringement by a Third Party with respect to any Penn Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with: (a) written notice of such infringement or potential infringement; and (b) evidence of such infringement or potential infringement (the “Infringement Notice”).  During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither Penn or Licensee will notify such a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of Penn Patent Rights without first providing an Infringement Notice and otherwise complying with this Section 5.4; provided that, Licensee shall be entitled to take such actions (including notifying Third Parties of infringement) as are reasonably necessary to timely comply with and preserve all rights under the Biologics Price Competition and Innovation Act in the United States and comparable laws in other applicable countries.  Without limiting Licensee’s right to take actions as described above, both Penn and Licensee will use reasonable efforts to cooperate with each other to terminate such infringement without litigation if the Parties mutually agree that such avoidance is appropriate under the circumstances.

5.4.2

If infringing activity of potential commercial significance, as reasonably determined by Licensee, has not been abated within [**] following the date the Infringement Notice for such activity was provided or, if Licensee determines that an earlier institution of suit is reasonably necessary to timely comply with and preserve all rights under the Biologics Price Competition and Innovation Act in the United States or comparable laws in other applicable countries, then during the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, Licensee may institute suit for patent infringement against the infringer at such earlier time.  Penn may voluntarily join (but not control) such suit at Licensee’s expense (provided that, if Penn joins such suit voluntarily and, absent a bona fide conflict of interest of the Parties, does not agree to be represented by Licensee’s counsel in such suit, Penn and not Licensee shall pay the costs and expenses of such representation by Penn’s counsel), but Penn may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in such suit.  Licensee may not join Penn in a suit initiated by Licensee without Penn’s prior written consent, such consent not to be unreasonably withheld, unless Penn’s joinder is reasonably necessary for Licensee to bring, maintain or establish damages in such suit, in which case Licensee may join Penn in such suit at Licensee’s expense.  If in a suit initiated by Licensee, Penn is involuntarily joined other than by Licensee, then Licensee will pay any costs incurred by Penn arising out of such suit, including any legal fees of counsel that Penn selects and retains to represent it in the suit that is reasonably acceptable to Licensee.  Licensee shall be free to enter into a settlement, declaratory judgment, consent judgment or other voluntary disposition, provided that any settlement, declaratory judgment, consent judgment or other voluntary disposition that: (i) limits the scope, validity or enforcement of Penn Patents; or (ii) admits fault or wrongdoing on the part of Penn must be approved in advance by Penn in writing.  Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement.  Penn shall provide Licensee notice of its approval or denial within [**] of any request for such approval by Licensee, provided that: (x) in the event Penn wishes to deny such approval, such notice shall include a detailed written description of Penn’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition; and (y) Penn shall be deemed to have approved of such proposed settlement, declaratory judgment, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such [**] period in accordance herewith.

5.4.3

If, within [**] following the date the Infringement Notice was provided, infringing activity of potential commercial significance has not been abated and if Licensee has not brought suit against the infringer, then Penn may institute suit for patent infringement against the infringer, provided that, if the appropriate action(s) under the Biologics Price Competition and Innovation Act in the United States or comparable laws in other applicable countries reasonably should be taken at later date(s), Penn shall not institute suit for patent infringement against the infringer.  If Penn institutes such suit, then Licensee may not join such suit without the prior written consent of Penn and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Penn’s suit or any judgment rendered in such suit.

5.4.4

Notwithstanding Sections 5.4.2 and 5.4.3, in the event that any Penn Patent Rights are infringed by a Third Party: (a) prior to the First Commercial Sale of a Product in the United States; or (b) if any of the infringed Penn Patent Rights are also licensed by Penn to a Third Party prior to any enforcement action being taken by either Party regarding such infringement, the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party.

5.4.5

Any recovery or settlement received in connection with any suit will first be shared by Penn and Licensee equally to cover any litigation costs each incurred and next shall be paid to Penn or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other.  Any remaining recoveries shall be allocated as follows:

For any portion of the recovery or settlement, other than for amounts attributable and paid as enhanced damages for willful infringement:

(a)

for any suit that is initiated by Licensee and in which Penn was not a party in the litigation, Penn shall receive [**] percent ([**]%) of the recovery and the Licensee shall receive the remainder; and

(b)

for any suit that is initiated by the Licensee or Penn and that the other Party joins voluntarily (but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, the non-initiating party shall receive its percentage of the total litigation costs incurred by Penn and Licensee, but in no event shall the non-initiating Party receive less than [**] percent ([**]%) of such recovery, while the initiating party shall receive the remainder.

For any portion of the recovery or settlement paid as enhanced damages for willful infringement:

(c)

for any suit that is initiated by Licensee or Penn and the other Party joins voluntarily (but only to the extent such voluntary joining is allowed under this Agreement or expressly by the other Party in a separate agreement) or involuntarily, Penn shall receive [**] percent ([**]%) and Licensee shall receive the remainder; and

(d)	for any suit that is initiated by Licensee and in which Penn was not a party in the litigation, Penn shall receive [**] percent ([**]%) and Licensee shall receive the remainder.

For any portion of the recovery or settlement received in connection with any suit that is initiated by Penn and in which Licensee was not a party in the litigation, any recovery in excess of litigation costs will belong to Penn.

5.4.6

Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties).  For any suit that is initiated by Licensee, if Penn is subjected to third party discovery related to the Penn Patent Rights or Products licensed to Licensee hereunder, Licensee will pay Penn’s documented out of pocket expenses with respect to same.

5.5

Patent Marking.  Licensee shall place in a conspicuous location on any Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Product is made or sold, as applicable.

5.6	Confidentiality.
5.6.1

Each Party agrees that, for the Term and for [**] thereafter, such Party shall: (a) use the same degree of care to maintain the secrecy of the Confidential Information of the other Party that it uses to maintain the secrecy of its Confidential Information of like kind; (b) use the Confidential Information only to accomplish the purpose of this Agreement (including, in the case of Licensee, to exercise its License rights hereunder) or for audit or management purposes; and (c) ensure that any employees, customers, and distributors are bound to it by similar obligations of confidence and to make sure such disclosure only as required to accomplish the purposes of this Agreement.

5.6.2

A Party may disclose the Confidential Information of the other Party with the prior written consent of the other Party or to the extent required by Law or court order; provided, however, that the recipient Party promptly provides to the disclosing Party prior written notice of such disclosure and, if applicable, provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

5.6.3

Licensee may disclose the Confidential Information of Penn, including the contents of this Agreement, to potential or actual investors, acquirers, Sublicensees, contractors and collaborators who are under confidentiality obligations at least as stringent as those set forth herein.  Licensee will be legally responsible for any breach of such confidentiality obligations by the parties receiving the Confidential Information from Licensee.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
6.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;
6.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
6.1.3

this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

6.1.4	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.
6.2	Penn Representations and Warranties. Penn represents and warrants to Licensee that:
6.2.1	As of the Effective Date, [**];
6.2.2	As of the Effective Date, [**]; and
6.2.3	As of the Effective Date, [**].
6.3	Disclaimer of Representations and Warranties.
6.3.1

Other than the representations and warranties provided in Section 6.1 and 6.2 above, PENN AND LICENSEE MAKE NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIM ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY PRODUCT.

6.3.2	Furthermore, nothing in this Agreement will be construed as:
(a)	A representation or warranty by Penn as to the validity or scope of any Patent Right;

(b)

A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;

(c)	Obligating either Party to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement; or
(d)

Conferring by implication, estoppel or otherwise any license or rights under any patent rights or know-how of Penn other than the Penn Patent Rights and Know-How as defined herein, regardless of whether such patent rights or know-how are dominant or subordinate to the Penn Patent Rights or Know-How.

(e)	Obligating Penn to furnish any know-how other than the Know-How.
6.4

Covenant of Licensee.  Licensee and its Affiliates will not, directly or indirectly (including where such is done by a Third Party on behalf of Licensee or its Affiliates, at the urging of Licensee or its Affiliates or with the assistance of the Licensee or its Affiliates) challenge the validity, scope, or enforceability of or otherwise oppose any Penn Patent Right, provided that if any Penn Patent Right is asserted against Licensee or its Affiliate for activities authorized under this Agreement, then such Licensee or its Affiliates is entitled to all and any defenses available to it including challenging the validity or enforceability of such Penn Patent Right. Licensee will comply in all material respects with all Laws that apply to its activities or obligations under this Agreement.  For example, Licensee will comply in all material respects with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency.

6.4.1	Licensee will not grant a security interest in the License or this Agreement.

ARTICLE 7

INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

7.1	Indemnification by Licensee.
7.1.1

Licensee shall defend, indemnify and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, without limitation, bodily injury, risk of bodily injury, death and property damage to the extent arising out of Third Party claims or suits related to: (a) this Agreement or any Sublicense, including: (i) the development, testing, use, manufacture, promotion, sale or other disposition of any Product (including any product liability claim) that is subject to this Agreement or any Sublicense by Licensee or any Affiliate or Sublicensee; (ii) any enforcement action or suit brought by Licensee against a Third Party for infringement of Patent Rights; (iii) any claim by a Third Party that the practice of Patent Rights by Licensee or any of its Affiliates or Sublicensees or the design, composition, manufacture, use, sale or other disposition of any Product by Licensee or any of its Affiliates or Sublicensees infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party; (iv) any breach of this Agreement or Laws by Licensee, its Affiliates or Sublicensees; and (b) Licensee’s gross negligence, omissions or willful misconduct, provided that Licensee’s obligations pursuant to this Section 7.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any Penn Indemnitee as determined by a court of law.

7.1.2

As a condition to a Penn Indemnitee’s right to receive indemnification under this Section 7.1, Penn shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) reasonably cooperate, and cause the individual Penn Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel.  In no event, however, may Licensee compromise or settle any claim or suit in a manner which: (i) admits fault or negligence on the part of Penn or any other Penn Indemnitee; (ii) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn; or (iii) grants any rights under the Patent Rights except for Sublicenses permitted under Article 2.  Penn shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

7.1.3

Notwithstanding Section 7.1.2 above, in the event that a bona fide legal conflict exists between Licensee and Penn or any other Penn Indemnitee with respect to a claim or suit subject to indemnification hereunder that makes the defense of such claim or suit by counsel for Licensee inappropriate, then Penn or any other Penn Indemnitee shall have the right to be separately represented in such claim or suit, including by selecting its own counsel, with the reasonable attorney’s fees and litigation expenses of a single law firm representing Penn and the Penn Indemnitees in such matter being paid for by Licensee.  Licensee will pay such fees and expenses either directly or will reimburse Penn within [**] of Licensee’s receipt of invoices for such fees and expenses.

7.2	Insurance.
7.2.1

Licensee, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

(a)	Each occurrence	$[**];

(b)	General aggregate	$[**]

Prior to the commencement of clinical trials, if applicable, involving Product:

(c)	Clinical trials liability insurance	$[**]

Prior to the First Commercial Sale of a Product:

(d)	Products liability insurance	$[**]

Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 7.2.1, and has the right to request Licensee to adjust the limits in Penn’s reasonable discretion.

7.2.2

If the above insurance is written on a claims-made form, it shall continue for [**] following termination or expiration of this Agreement.  The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

7.2.3	Licensee expressly understands, however, that the coverages and limits in Section 7.2.1 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance will:
(a)	Be issued by an insurance carrier with an A.M. Best rating of “A” or better;
(b)	Provide for [**] advance written notice to Penn of any modification;
(c)	State that Penn is endorsed as an additional insured with respect to the coverages in Section 7.2.1; and
(d)

Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self- insurance carried or maintained by Penn.

7.2.4

Licensee must furnish to Penn with: (a) valid certificate of insurance evidencing compliance with all insurance requirements of this Agreement; and (b) additional insured endorsements for Licensee’s applicable policies naming “The Trustees of the University of Pennsylvania” as an additional insured.  At the request of Penn, Licensee will furnish both documents within [**] of the Effective Date, [**] thereafter and at any time there is a modification in such insurance.

7.3

LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1 ABOVE.

ARTICLE 8

TERM AND TERMINATION

8.1

Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect until the later of: (a) expiration or abandonment of the last Penn Patent Right; or (b) loss of regulatory exclusivity in the Territory.  The License granted to Know-How hereunder shall survive expiration, but not earlier termination, of this Agreement.

8.2

Termination of the Agreement for Convenience.  At any time during the Term, Licensee may, at its convenience, terminate this Agreement upon providing at least thirty (30) days prior written notice to Penn of such intention to terminate, provided that, upon such termination, Licensee shall no longer have a License hereunder.

8.3	Termination for Cause

8.3.1

If Licensee materially breaches any of its material obligations under this Agreement, Penn may give to Licensee a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement.  If such breach is not cured within [**] in the case of payment breaches, provided that in the case of good faith payment disputes, such cure period shall be tolled during the pendency of any dispute resolution proceeding between the Parties in which the amount due is being disputed in good faith, until the resolution of the amount due) of such notice and Licensee fails to provide Penn with a plan to cure such breach that is reasonably acceptable to Penn, such termination shall become effective upon a notice of termination by Penn thereafter.  Notwithstanding the foregoing, as to any breach of Licensee’s obligations under Section 3.2.1, this Section 8.3.1 shall not apply and the consequences set forth in Section 3.3.1 shall constitute Penn’s sole and exclusive remedies for such breach.  For clarity, a breach of a material obligation includes:

(a)	failure by Licensee to satisfy its diligence obligations under Section 3.2.2 or 3.4.3 in any material respect;
(b)	failure to possess and maintain insurance as set forth in Section 7.2 in any material respect;
(c)	grant of a sublicense under the Penn Patent Rights that is not in accordance with the terms of this Agreement in any material respect;
(d)	failure to provide reports substantially as set forth in Sections 3.4.1. and 4.6;
(e)

failure to terminate a Sublicense where Sublicensee is in material breach of the obligations on it pursuant to (i) Sections 2.4.2(a), 2.4.2(c), 2.4.2(e), 2.4.2(f) and 2.4.2(g) and fails to cure such breach within [**] of being notified of such breach and (ii) Section 2.4.2(d).

8.3.2

In addition to all other remedies available to it, Penn may terminate this Agreement as to the applicable Penn Patent Right(s), upon written notice, with immediate effect, upon a breach of Section 6.4 (Covenant of Licensee).

8.3.3

Penn may terminate this Agreement, upon written notice, with immediate effect if, at any time, Licensee is adjudicated bankrupt, or files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement for the appointment of a receiver or trustee of Licensee for substantially all of its assets, or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, or if Licensee proposes or is a party to any dissolution or liquidation that is not dismissed or abandoned within [**], or if Licensee makes an assignment for the benefit of its creditors of all or substantially all its assets (in each case, “Bankruptcy Action”).

8.4	Effects of Termination.
8.4.1	Notwithstanding the termination of this Agreement, the following provisions shall survive: Sections 4.6-4.11, inclusive, 5.6, 8.3 and 8.4 and Articles 6, 7 and 9.

8.4.2

Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination.  Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

8.4.3

If this Agreement is terminated for any reason, the portion of all outstanding Sublicenses relating to the Penn Patent Rights and Know-How not in default will be assigned by Licensee to Penn, and such assignment will be accepted by Penn.  The portion of each Sublicense so assigned will remain in full force and effect with Penn as the licensor or sublicensor instead of Licensee, but the duties and obligations of Penn under such assigned portions of such Sublicenses will not be greater than the duties of Penn under this Agreement, and the rights of Penn under such assigned portions will not be less than the rights of Penn under this Agreement, including all financial consideration and other rights of Penn hereunder.  Penn may, at its sole discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement.

ARTICLE 9

ADDITIONAL PROVISIONS

9.1

Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.  The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

9.2

Expenses.  Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby

9.3	Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 8.4.3.
9.4

Use of Names.  Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn.  Notwithstanding the foregoing, Licensee may use the name of Penn in a non-misleading and factual manner solely in: (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patent Rights have been licensed by Licensee from Penn, and to inform a reader of the identity and published credentials of Inventors of the Penn Patent Rights; (b) any securities reports required to be filed with the Securities and Exchange Commission; and (c) as may be required by Law.

9.5

No Discrimination.  Neither Penn nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

9.6	Successors and Assignment.

9.6.1	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.
9.6.2

Licensee may not assign or transfer this Agreement or any of Licensee’s rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of Penn, provided that Penn shall not unreasonably withhold, condition or delay its consent.  Notwithstanding anything to the contrary herein, however, it shall [**] to the assignment of this Agreement in its entirety in connection with the sale or transfer of all or substantially all of Licensee’s business or assets relating to the subject matter of this Agreement, whether by merger, sale of assets or otherwise, provided that: (a) [**]; (b) if [**] of this Agreement, including those [**], the assignee agrees [**], subject to [**], and agrees that such assignment or transfer [**]; (c) within [**] of the assignment or transfer, [**]; and (d) the assignee agrees [**]. Any permitted assignment will [**] at the time of the assignment. Licensee will not [**] this Agreement during the term. [**].

9.6.3	Any assignment not in accordance with this Section 9.6 shall be void.
9.7

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.8

Entire Agreement of the Parties; Amendments.  This Agreement, the Exhibits and Appendices or Schedules hereto and, to the extent entered into, the Client & Billing Agreement constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

9.9

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.

9.10

Dispute Resolution.  If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute.  If the Parties are unable to resolve such dispute amicably, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.

9.11

Notices and Deliveries.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.  A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For Penn	with a copy to:

Penn Center for Innovation University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attention: Managing Director	University of Pennsylvania Office of General Counsel 2929 Walnut Street, Suite 400 Philadelphia, PA 19104-5509 Attention: General Counsel

For Licensee:	with a copy to:

CARMA Therapeutics Inc. 3001 Market Street, Ste 140 Philadelphia, PA 19104	WilmerHale LLP 60 State Street Boston, MA 02109
Fax:	Fax: (617) 526-5000
Attention: President	Attention: Steven D. Barrett, Esq.

9.12

Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

9.13

Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

9.14

Interpretation.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules and Exhibits to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  Unless the context otherwise requires, countries shall include territories.  References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

9.15

Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		CARMA THERAPEUTICS INC.

By:	/s/ John S. Swartley, PhD	By:	/s/ Bruce Peacock
Name:	John S. Swartley, PhD	Name:	Bruce Peacock
Title:	Associate Vice Provost for Research and Managing Director, Penn Center for Innovation	Title:	Chairman

[Signature Page to License Agreement]

Exhibit B

Certain Financial Terms

CERTAIN FINANCIAL TERMS	● Milestone Payments.
	Milestone	Milestone Payment
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	[**]	[**]
	Cumulative worldwide Net Sales in a calendar year of the applicable Product reach $[**]	[**]
	Cumulative worldwide Net Sales in a calendar year of the applicable Product reach $[**]	[**]
	Cumulative worldwide Net Sales in a calendar year of the applicable Product reach $[**]	[**]
● Penn Sublicense Income.
	Stage at which Sublicense is granted	% of income
	[**]	[**]%
	[**]	[**]%
	[**]	[**]%
	[**]	[**]%

UNIVERSITY of PENNSYLVANIA

First Amendment to License Agreement

This First Amendment to the License Agreement effective as of February 21st, 2018 (this “First Amendment”), is made by and between The Trustees of the University of Pennsylvania (“Penn”) and CARMA Therapeutics Inc. (“Licensee”) and amends the certain License Agreement between the parties, dated effective November 10, 2017 (the “License Agreement”).

BACKGROUND

The License Agreement relates to certain intellectual property developed by Dr. Saar Gill and others of Penn’s School of Medicine, which intellectual property, inter alia, is the subject of patents and/or patent applications (the “Penn Dockets”).  Penn and Licensee desire to add Penn docket [**] (including US Provisional Patent Application No. [**]) to the Penn Patent Rights as that term is defined in the License Agreement.  The parties wish to amend the License Agreement to reflect these changes.

Now, therefore, the parties hereby agree as follows:

1)

Exhibit A to the License Agreement is hereby amended and restated in its entirety, and is replaced by Exhibit A attached to this First Amendment and incorporated into, and made part of, the License Agreement.

2)

This First Amendment, together with the License Agreement, constitute the entire agreement between the parties.  Except as provided in this First Amendment, all terms used in this First Amendment that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the License Agreement.  In the event of any conflict or inconsistency between the terms and provisions of the License Agreement and this First Amendment, the terms and provisions of this First Amendment shall control and govern.  All other terms and provisions of the License Agreement, except as expressly modified and amended by this First Amendment, remain in full force and effect.  Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this First Amendment shall not, in any manner impair the License Agreement, the purpose of this First Amendment being simply to amend and ratify the License Agreement, as hereby amended and ratified, and to confirm and carry forward the License Agreement, as hereby amended and ratified, in full force and effect.

3)	This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the same instrument.

Execution Copy

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this First Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ Benjamin Dibling
Name:	Benjamin Dibling, Ph.D.
Title:	Executive Director of Licensing, Penn Center for Innovation
Date:	February 28, 2018

CARMA Therapeutics, Inc.

By:	/s/ Bruce Peacock
Name:	Bruce Peacock
Title:	Chairman
Date:	March 5, 2018

UNIVERSITY of PENNSYLVANIA

Second Amendment to License Agreement

This Second Amendment to the License Agreement effective as of January 2nd, 2019 (this “Second Amendment”), is made by and between The Trustees of the University of Pennsylvania (“Penn”) and CARISMA Therapeutics Inc., formerly CARMA Therapeutics Inc., (“Licensee”) and amends the certain License Agreement between the parties, dated effective November 10, 2017, as amended by the First Amendment to License Agreement on February 21st, 2018 (together the “License Agreement”).

BACKGROUND

WHEREAS, the License Agreement relates to certain intellectual property developed by Dr. Saar Gill and others of Penn’s Perelman School of Medicine for modified monocytes, macrophages and dendritic cells expressing chimeric antigen receptors and uses thereof;

WHEREAS, Dr. Gill and others developed intellectual property subject of Penn docket [**] (including US Provisional Patent Application No. [**], entitled “[**]”) (the “Penn Docket”) subject to the Option Agreement by and between Penn and Licensee with an Effective Date of November 13, 2017 (the “Option”);

WHEREAS, the parties agree that the Penn Docket is a Patent Right, as defined in the Option, and that Penn and Licensee have agreed that Licensee will pay Penn a flat fee of [**] dollars ($[**]) to exercise its option to license the Penn Docket; and

WHEREAS, Penn and Licensee desire to add the Penn Docket to the Penn Patent Rights as defined in the License Agreement.  The parties wish to amend the License Agreement to reflect these changes.

Now, therefore, the parties hereby agree as follows:

1)

Exhibit A to the License Agreement is hereby amended and restated in its entirety and is replaced by Exhibit A attached to this Second Amendment and incorporated into, and made part of, the License Agreement.

2)	Licensee will pay Penn a flat fee of [**] dollars ($[**]) as consideration for the additional Penn Dockets within [**] of the execution date of this Second Amendment.
3)

This Second Amendment, together with the License Agreement, constitute the entire agreement between the parties.  Except as provided in this Second Amendment, all terms used in this Second Amendment that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the License Agreement.  In the event of any conflict or inconsistency between the terms and provisions of the License Agreement and this Second Amendment, the terms and provisions of this Second Amendment shall control and govern.  All other terms and provisions of the License Agreement, except as expressly modified and amended by this Second Amendment, remain in full force and effect.  Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Second Amendment shall not, in any manner impair the License Agreement, the purpose of this Second Amendment being simply to amend and ratify the License Agreement, as hereby amended and ratified, and to confirm and carry forward the License Agreement, as hereby amended and ratified, in full force and effect.

4)	This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the same instrument.

Execution Copy

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Second Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ Benjamin Dibling
Name:	Benjamin Dibling, Ph.D.
Title:	Executive Director of Licensing, Penn Center for Innovation
Date:	June 18, 2019

CARISMA THERAPEUTICS INC.

By:	/s/ Steven Kelly
Name:	Steven Kelly
Title:	Chief Executive Officer
Date:	June 20, 2019

UNIVERSITY of PENNSYLVANIA

Third Amendment to License Agreement

This Third Amendment to the License Agreement effective as of March 1, 2020 (this “Third Amendment”), is made by and between The Trustees of the University of Pennsylvania (“Penn”) and CARISMA Therapeutics Inc., formerly CARMA Therapeutics Inc., (“Licensee”) and amends the certain License Agreement between the parties, dated effective November 10, 2017, as amended by the First Amendment to License Agreement effective February 21st, 2018 and the Second Amendment to License Agreement effective January 2nd, 2019 (together the “License Agreement”).  Except as otherwise defined herein, capitalized terms will have the meanings given them in the License Agreement.  Penn and Licensee may be referred to in this Third Amendment individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the License Agreement relates to certain intellectual property developed by Dr. Saar Gill and others of Penn's Perelman School of Medicine for modified monocytes, macrophages and dendritic cells expressing chimeric antigen receptors and uses thereof; and

WHEREAS, the Parties now desire to amend the License Agreement to change the Funding Commitment.

Now, therefore, the parties hereby agree as follows:

1)	Sponsored Research. The Parties hereby agree to amend and restate Section 3.4.3 in its entirety as follows:

Sponsored Research.  Within [**] following the execution of this Agreement, Licensee, its Affiliates or Sublicensees shall provide $[**] in committed, non-refundable, non-creditable funding (“Funding Commitment”) to Penn under FRA(s) executed by the Parties to fund mutually agreed projects, including but not limited to, research, Product development, clinical trials, cell manufacturing or other activities for the purpose of developing Product(s).  No less than $[**], in the aggregate, of the Funding Commitment shall be provided to Penn within [**] following the execution of this Agreement.  For such purposes, the FRA funding provided by Licensee to Penn prior to the Effective Date shall count toward the Funding Commitment for such first [**].  The Funding Commitment shall be subject to the terms of the FRAs and such funding shall be used by Penn in accordance with the FRAs to conduct the activities set forth in the Development Plan for the then current contract year.  The FRAs may be amended from time to time by mutual agreement of the Parties as necessary in order to accommodate any unforeseen technical, regulatory or other delays concerning Product development.  Notwithstanding the above, in the event Penn is unwilling or unable to conduct one or more activities set forth in the Development Plan, then the Parties will discuss and negotiate in good faith amending the amounts of the Funding Commitment and the timeframe for Licensee to provide the Funding Commitment.

Execution Copy

2)

This Third Amendment, together with the License Agreement, constitute the entire agreement between the parties.  Except as provided in this Third Amendment, all terms used in this Third Amendment that are not otherwise defined herein shall have the respective meanings ascribed to such terms in the License Agreement.  In the event of any conflict or inconsistency between the terms and provisions of the License Agreement and this Third Amendment, the terms and provisions of this Third Amendment shall control and govern.  All other terms and provisions of the License Agreement, except as expressly modified and amended by this Third Amendment, remain in full force and effect.  Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Third Amendment shall not, in any manner impair the License Agreement, the purpose of this Third Amendment being simply to amend and ratify the License Agreement, as hereby amended and ratified, and to confirm and carry forward the License Agreement, as hereby amended and ratified, in full force and effect.

3)	This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Third Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ Benjamin Dibling
Name:	Benjamin Dibling, Ph.D.
Title:	Deputy Managing Director, Penn Center for Innovation
Date:	11/2/2020

CARISMA THERAPEUTICS INC.

By:	/s/ Steven Kelly
Name:	Steven Kelly
Title:	Chief Executive Officer
Date:	11/3/20

UNIVERSITY of PENNSYLVANIA

Fourth Amendment to License Agreement

This Fourth Amendment to the License Agreement effective as of June 22, 2021 (this “Fourth Amendment”), is made by and between The Trustees of the University of Pennsylvania (“Penn”) and CARISMA Therapeutics, Inc., formerly CARMA Therapeutics, Inc., (“Licensee”) and amends the License Agreement between the parties, dated November 10, 2017 and as previously amended by the first amendment effective February 21, 2018, the second amendment effective January 2, 2019 and the third amendment effective March 1, 2020 (the “Agreement”).

BACKGROUND

WHEREAS, the Agreement relates to certain intellectual property developed by Dr. Saar Gill and others of Penn’s Perelman School of Medicine, relating to modified monocytes, macrophages and dendritic cells expressing chimeric antigen receptors and uses thereof; and

WHEREAS, Penn and [**] jointly own certain patent rights, the Mesothelin CAR Patent Rights as defined in Section 1.2 below, arising from Penn docket [**] co-developed by Penn and [**] for mesothelin chimeric antigen receptors (including Patent Cooperation Treaty Application No. [**], entitled “[**]”) set forth in Attachment 1 to this Fourth Amendment; and

WHEREAS, [**] has exclusively licensed [**] interest in the Mesothelin CAR Patent Rights to Penn to make, have made, use sell, offer to sell, import, export, and otherwise research products and therapies directed against mesothelin; and

WHEREAS, the Mesothelin CAR Patent Rights are exclusively licensed to third parties in one case to make, have made, use, sell, offer for sale and import products in a field that does not include engineered CAR-modified macrophages, monocytes or dendritic cells and in another case to make, have made, use sell, offer to sell, import, export, and otherwise research products in a field which does not include products targeting mesothelin; and

WHEREAS, Penn and Licensee desire to add Mesothelin CAR Patent Rights to the Penn Patent Rights as defined in the Agreement.  The parties wish to amend the Agreement to reflect these changes;

Now, therefore, the Parties hereby agree as follows:

1.	Certain Amendments to the Agreement
1.1	The following WHEREAS clauses shall be added to the Preamble of the Agreement:

WHEREAS, Penn and [**] jointly own certain patent rights arising from Penn docket [**] co-developed by Penn and [**] for mesothelin chimeric antigen receptors (including Patent Cooperation Treaty Application No. [**], entitled “[**]”) set forth in Exhibit A-2; and

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WHEREAS, [**] has exclusively licensed [**] interest in the Mesothelin CAR Patent Rights to Penn to make, have made, use sell, offer to sell, import, export, and otherwise research products and therapies directed against mesothelin; and

WHEREAS, the Mesothelin CAR Patent Rights are exclusively licensed to third parties in one case to make, have made, use, sell, offer for sale and import products in a field that does not include engineered CAR-modified macrophages, monocytes or dendritic cells and in another case to make, have made, use sell, offer to sell, import, export, and otherwise research products in a field which does not include products targeting mesothelin; and

1.2	The following definitions are hereby added to Article 1 of the Agreement:

“Mesothelin CAR Patent Rights” means (a) the Penn Patent Rights set forth in Exhibit A-2 Controlled by Penn as of the Effective Date; (b) any issued patents or patent applications arising out of the Patent Rights listed Exhibit A-2, including, but not limited to, any continuations, provisionals, continued prosecution applications, substitutions, extensions, term restorations and adjustments, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisionals, but excluding continuations-in-part except to the extent of claims entirely supported by the specification and entitled to the priority date of the parent application; and (c) any corresponding foreign counterparts to the foregoing.  For clarity, [**] interest in the Mesothelin CAR Patent Rights to make, have made, use sell, offer to sell, import, export, and otherwise research products and therapies directed against mesothelin are exclusively licensed to and Controlled by Penn and is therefore included in Penn Patent Rights.

“Original Penn Patent Rights” means (a) the Penn Patent Rights set forth in Exhibit A-l Controlled by Penn as of the Effective Date, which may be amended from time to time after the Effective Date by the Parties to include FRA Patent Rights, to the extent such rights are Controlled by Penn and, in such event, such included FRA Patent Rights shall thereupon become Penn Patent Rights, subject to the terms of the FRA; (b) any issued patents or patent applications arising out of the Patent Rights listed in Exhibit A-1, including, but not limited to, any continuations, provisionals, continued prosecution applications, substitutions, extensions, term restorations and adjustments, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisionals, but excluding continuations-in-part except to the extent of claims entirely supported by the specification and entitled to the priority date of the parent application; and (c) any corresponding foreign counterparts to the foregoing.

“Mesothelin CARMA Product” means a Product that is a CARMA directed to mesothelin containing the complement of [**] CDRs from any one of the scFvs set forth in Exhibit D.

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“[**] Affiliates” means any Person that controls, is controlled by, or is under common control with [**].  For the purpose of this definition of [**] Affiliates, “control,” “controls,” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity, or otherwise has the control over the relevant entity as set forth in applicable accounting standards, as amended, from time to time.  The Parties acknowledge that in the case of entities organized under the Laws of certain countries where the maximum percentage ownership permitted by Law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.  For the purposes of the definition of “[**] Affiliates”, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.3	The definition of Penn Patent Rights in Section 1.24 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

“Penn Patent Rights” means the Original Penn Patent Rights and the Mesothelin CAR Patent Rights.  Notwithstanding the above, following such time as a Penn Patent Right becomes a Carve-Out Patent Right, the Penn Patent Rights shall not include such Carve-Out Patent Right.

1.4	Section 2.1 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

Grant of License.  Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee:  (a) an exclusive, worldwide, royalty-bearing (during the applicable Royalty Term) right and license (with the right to sublicense as provided in, and subject to, the provisions of Section 2.4) under Original Penn Patent Rights to make, have made, use, sell, offer for sale, import and have imported Product(s) in the Field of Use during the Term; (b) an exclusive, worldwide, royalty-bearing (during the applicable Royalty Term) right and license (with the right to sublicense as provided in, and subject to, the provisions of Section 2.4) under Mesothelin CAR Patent Rights to make, have made, use, sell, offer for sale, import and have imported Mesothelin CARMA Product(s) in the Field of Use during the Term; and (c) a non-exclusive worldwide, royalty-bearing (during the applicable Royalty Term) right and license, with the limited right to sublicense only in combination with Product(s) or the Penn Patent Rights, under Know-How to make, have made, use, sell, offer for sale, import and have imported Products in the Field of Use (the “License”).

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1.5	A new Section 3.2.3 is hereby added to the Agreement as follows:

Licensee shall use Commercially Reasonable Efforts to develop and commercialize a Mesothelin CARMA Product in the Field of Use.  License shall include development activities for the Mesothelin CARMA Product in its annual Development Plan under Section 3.1 of the Agreement.  In addition to the Development Plan, and the other diligence requirements set forth in Article 3 of the Agreement, Licensee shall have the following Diligence Events achieved by the corresponding Achievement Date for a Mesothelin CARMA Product:

Diligence Event	Achievement Date
[**]	[**]
[**]	[**]
[**]	[**]

Licensee may extend any Achievement Date for a Diligence Event by [**] increments, but by making a $[**] payment to Penn prior to the expiration of such Achievement Date for such Diligence Event.  Licensee may not elect more than [**] extensions in the aggregate for all Diligence Events per Product, provided that the subsequent Diligence Events shall be updated to reflect the extension of time sought.

1.6	A new Section 4.3.8 is hereby added to the Agreement as follows:

4.3.8 Alliance Management Fee.  Licensee shall pay Penn’s Penn Center for Innovation an annual alliance management fee of $[**] per calendar year (the “Alliance Management Fee”).  The first Alliance Management Fee payment will be due [**], and will be for the period commencing on January 1, 2021 and ending on December 31, 2021.  Subsequent Alliance Management Fee payments will be made within [**] following January 1st, [**] in accordance with invoices provided by Penn.  No further annual Alliance Management Fees will be payable by Licensee to Penn under this Agreement after the first [**] payments have been received unless Licensee provides binding to Penn for research and development activities that extend beyond Dec. 31, [**] under the Master Sponsored Research Agreement (effective date of May 31, 2017) or otherwise under a separate agreement, in which case the annual Alliance Management Fee will continue to be payable on January 1st for each subsequent calendar year after [**] in which such funding is being provided to Penn by Licensee.

1.7	Section 4.2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

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As additional consideration for the License, subject to Section 4.2.2 below, Licensee will pay Penn (a) the milestone payments provided in Exhibit B attached hereto for each Product to achieve the corresponding milestone in Exhibit B (for clarity including each Mesothelin CARMA Products) and (b) the Additional Mesothelin CARMA Product Milestone Payments the first time a Mesothelin CARMA Product achieves a milestone set forth in the table in this Section 4.2.1, in each of (a) and (b) whether achieved by Licensee or an Affiliate or Sublicensee (each milestone in (a) and (b), a “Milestone” and each milestone payment in (a) and (b) a “Milestone Payment”).  Licensee shall promptly notify Penn in writing of the achievement of any such Milestone and Licensee shall pay Penn in full the corresponding Milestone Payment within [**] of such achievement or, with respect to sales milestones, when Royalties are paid for the applicable calendar quarter in which the Milestone is achieved.  For clarity, each Milestone Payment is non-refundable and non-creditable against Royalties due to Penn or any other amounts due to Penn.

Milestone	Additional One-Time Mesothelin CARMA Product Additional Milestone Payment (For clarity Exhibit B milestones are also payable for the same Mesothelin CARMA Product)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

1.8	Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Penn Patent Rights including FRA Patent Rights will be held in the name of Penn and obtained with counsel selected by Penn, except that for the Penn Patent Rights where the Licensee is the only licensee, such selection of counsel shall be reasonably acceptable to Licensee (“Patent Counsel”).  Penn shall control all actions and decisions with respect to the filing, prosecution and maintenance of Penn Patent Rights, will instruct Patent Counsel to provide a copy of all relevant documents and correspondence related to the Penn Patent Rights (including, but not limited to, copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application), to interact with Licensee with respect to the preparation, filing, prosecution and maintenance of Penn Patent Rights and will direct Patent Counsel to reasonably consider any reasonable comments, advice or suggestions by Licensee with respect to same.  Licensee acknowledges that the Mesothelin CAR Patent Rights currently are and may in the future be licensed to third parties in fields outside of the Field of Use and that comments, advice or suggestions from Licensee with respect to the preparation, filing, prosecution and maintenance of the Mesothelin CAR Patent Rights will need to be considered in coordination with comments, advice or suggestions from Penn’s third party licensees.  Penn has the right to take action to preserve rights and minimize cost whether or not Licensee has commented, and will use reasonable efforts to not allow any Penn Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without Licensee’s written authorization under this Agreement, except for filing of continuations, divisionals, or the like that substitute for the lapsed application, provided that, Penn shall have no requirement to file, prosecute, or maintain Pern Patent Rights if Licensee is not current with the Patent Cost obligations as set forth in this Agreement.  For the purposes of this Agreement, “maintenance” of the Penn Patent Rights includes inter partes patent review and post grant review proceedings before the USPTO or a similar patent administration outside the US.  For farther clarity, validity challenges raised in infringement litigation will be handled per Section 5.4, Infringement.

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1.9	Section 5.4.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding Sections 5.4.2 and 5.4.3, in the event that any Penn Patent Rights are infringed by a Third Party:  (a) prior to the First Commercial Sale of a Product in the United States; or (b) if any of the infringed Penn Patent Rights are also licensed by Penn to a Third Party prior to any enforcement action being taken by Licensee regarding such infringement, the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party.

1.10	A new Section 7.1.4 is hereby added to the Agreement as follows:

Licensee shall defend [**] Affiliates and its licensees and sublicensees and each of their respective officers, directors, agents, representatives and employees (collectively, “[**] Indemnitees”) from and against all charges, allegations, notices, civil, criminal or administrative claims, demands, complaints, causes of action, proceedings, judgements, decisions or other orders of a governmental authority, or investigations of any Person other than Penn or [**] and [**] Affiliates (collectively, “Claims”), and indemnify and hold harmless such [**] Indemnitees from and against any and all losses, liabilities, obligations, awards, settlements, penalties, fines, sanctions, damages and reasonable costs (including awards of court costs and reasonable attorneys’ fees) (collectively, “Losses”) that result from any such Claims, where and to the extent that such Claims are made or brought against any [**] Indemnitee by or on behalf of any Person other than Penn or [**] and [**] Affiliates, and solely to the extent such Claim is based on or arises out of any matter related to the research, development, manufacturing or any and all activities directed toward marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a product or therapy, including commercial manufacturing, packaging and labeling, of any Mesothelin CARMA Product (including, for clarity, any product liability Losses).  For the purposes of this Section 7.1.4, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.  As a condition to a [**] Indemnitee’s right to receive indemnification under this Section 7.1.4, [**] shall:  (a) inform Licensee of any Third Party Claim as soon as reasonably practicable after it receives notice of the Claim, it being understood and agreed that the failure to give notice of a Claim as provided in this Section 7.1.4 will not relieve Licensee of its indemnification obligation raider this Agreement except and only to the extent that Licensee is actually and materially prejudiced as a result of such failure to give notice; (b) at Licensee’s expense, cooperate as reasonably requested in the defense of the Claim; and (c) permit the Licensee to assume the defense direction and control of the defense of the Third Party Claim, including the right to select defense counsel.  In no event, however, may Licensee settle such Claim, or otherwise consent to an adverse judgement in such Claim without [**] prior consent, not to be unreasonably withheld or delayed; provided, that Licensee shall not require such consent with respect to the settlement of any Claim under which the sole relief provided is for monetary damages that are paid in full by the Licensee, which would not materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of [**], and which does not result in any finding or admission of fault by the [**].  If the Licensee does not assume direction and control of the defense of the Third Party Claim, [**] may not settle such Claim, or otherwise consent to an adverse judgment in such Claim without the Licensee’s prior written consent, not to be unreasonably withheld or delayed.

1.11	A new Section 8.3.4 is hereby added to the Agreement as follows:

In the event Licensee fails to achieve any Diligence Event by the corresponding Achievement Date, subject to the paid extensions provided, Penn has the right and option to terminate this Agreement with respect to a Mesothelin CARMA Product, upon written notice, with immediate effect.  Exhibit A to the Agreement is hereby deleted in its entirety and is replaced by Exhibits A-1 and A-2 as set forth in Attachment 1 to this Fourth Amendment.

1.12	Attachment 2 is hereby added to the Agreement as new Exhibit D.
2.	Certain New Obligations
2.1	Licensee will pay Penn a flat fee of [**] dollars ($[**]) as partial consideration for the license to the Mesothelin CAR Patent Rights within [**] of receipt of an invoice from Penn.

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3.	Miscellaneous
3.1

This Forth Amendment, together with the Agreement, constitute the entire agreement between the Parties.  All other terms and provisions of the Agreement, except as expressly amended by this Fourth Amendment, remain in fill force and effect.

3.2	This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and together shall be deemed one and the sane instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Fourth Amendment to be executed by their duly authorized representatives.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		CARISMA THERAPEUTICS INC.

By:	/s/ Benjamin C. Dibling	By:	/s/ Steven Kelly
Name:	Benjamin C. Dibling, Ph.D.	Name:	Steven Kelly
Title:	Deputy Managing Director, Penn Center for Innovation	Title:	President and CEO
Date:	6/23/2021	Date:	6/24/2021

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